Exhibit 99.2

(i)  Pro Forma Financial Information

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

JUNE 30, 2003

(Amounts in thousands)

	Historical Company	CDL Acquisition Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents
	$19,554	$1,500	(1)	$21,054
Trade accounts receivables, net	46,096	—		46,096
Other current assets	10,149	—		10,149
Total current assets	75,799	1,500		77,299

PROPERTY AND EQUIPMENT, net	219,121	18,500	(1)	237,621
INVESTMENTS IN PARTNERSHIPS	2,734	—		2,734
OTHER ASSETS	19,371			19,371
OTHER INTANGIBLE ASSETS, net	36,470	2,400	(1)	38,870
GOODWILL	223,822	27,600	(1)	251,422
	$577,317	$50,000		$627,317

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of notes payable and capital lease obligations	$7,705	188	(1)	7,893
Accounts payable and other accrued expenses	35,514	—		35,514
Total current liabilities	43,219	188		43,407

LONG-TERM LIABILITIES:
Notes payable and capital leases obligations, less current portion	438,414	49,812	(1)	488,226
Other long-term liabilities	4,070	—		4,070
Total long-term liabilities	442,484	49,812		492,296

STOCKHOLDERS’ EQUITY:
Common stock	5	—		5
Additional paid-in capital	87,081	—		87,081
Accumulated other comprehensive loss	(403)	—		(403)
Retained earnings	4,931	—		4,931
Total stockholders’ equity	91,614	—		91,614
	$577,317	$50,000		$627,317

NOTES TO PRO FORMA COMBINED CONDENSED BALANCE SHEET (Unaudited)

On August 1, 2003, InSight Health Corp., a wholly owned subsidiary of InSight Health Services Holdings Corp. (the Company), acquired twenty-two (22) mobile diagnostic imaging facilities located primarily in the Mid-Atlantic region of the United States owned by CDL Medical Technologies, Inc. and Subsidiary (CDL).  The unaudited pro forma combined condensed balance sheet is based on the historical balance sheet as of June 30, 2003 and is presented as if the acquisition had been consummated on that date.

The unaudited pro forma combined condensed balance sheet as of June 30, 2003 reflects the following pro forma adjustments:

(1)                                  To record the acquisition of CDL for $48,500, which includes $28,100 paid to the seller and the payment of debt and transaction costs of $20,400.  The Company borrowed $50,000 from its delayed-draw term loan facilities to fund the acquisition; the remaining $1,500 will be used for anticipated capital expenditures.   As a result of the acquisition, the Company has preliminarily recorded goodwill of $27,600 and other intangible assets of $2,400.  The other intangible assets, principally managed care contracts, are being amortized on a straight-line basis of 5 years.  The Company has not yet completed the final purchase price allocation.  Accordingly, the preliminary allocations between goodwill and other intangible assets may change as a result of the final allocation.

(ii) Pro Forma Financial Information

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME

FOR THE YEAR ENDED JUNE 30, 2003

(Amounts in thousands)

	Historical Company	Pro Forma CVR(1)	Historical CDL	CDL Operations Not Acquired		CDL Acquisition Adjustments		Pro Forma Combined

REVENUES	$237,752	$20,535	$23,847	$(3,258	)(2)	$—		$278,876

COSTS OF OPERATIONS:
Costs of services	125,685	12,580	10,753	(2,858	)(2)	—		146,160
Provision for doubtful accounts	4,154	1,127	433	—	(2)	—		5,714
Equipment leases	860	108	55	—		—		1,023
Depreciation and amortization	49,345	2,286	6,224	(934	)(2)	480	(3)	57,401
Total costs of operations	180,044	16,101	17,465	(3,792)		480		210,298

Gross profit	57,708	4,434	6,382	534		(480)		68,578

CORPORATE OPERATING EXPENSES	13,750	2,214	1,807	(164	)(2)	—		17,607

Income from company operations	43,958	2,220	4,575	698		(480)		50,971

EQUITY IN EARNINGS OF UNCONSOLIDATED PARTNERSHIPS	1,744	—	—	—		—		1,744

OTHER EXPENSE	—	—	(384)	384	(2)	—		—

Operating income	45,702	2,220	4,191	1,082		(480)		52,715

INTEREST EXPENSE, net	37,514	2,063	1,306			(1,306	)(4)
	—	—	—	—		2,509	(5)	42,086

Income (loss) before income taxes	8,188	157	2,885	1,082		(1,683)		10,629

PROVISION (BENEFIT) FOR INCOME TAXES	3,266	63	—	—		914	(6)	4,243

Net income (loss)	$4,922	$94	$2,885	$1,082		$(2,597)		$6,386

NOTES TO PRO FORMA CONDENSED STATEMENT OF INCOME (Unaudited)

The unaudited pro forma condensed statement of income is based on the historical statements of income for the year ended June 30, 2003 and is presented as if the acquisition had been consummated on July 1, 2002.  The historical information of the acquisition has been recast to conform with the Company’s fiscal year ended June 30, 2003.

The pro forma condensed statement of income for the year ended June 30, 2003 reflects the following acquisition adjustments:

(1) To reflect the pro forma impact of the acquisition of thirteen (13) diagnostic imaging centers located in Southern California owned by Comprehensive Medical Imaging, Inc. (the Central Valley Region “CVR”) in April 2003.

(2) To eliminate CDL operations not acquired in the acquisition.

(3) To record amortization for acquired other intangible assets amortized on a straight line basis over a five year life.

(4) To eliminate CDL interest expense resulting from the Company paying off all debt in the acquisition.

(5) To record interest expense for acquisition financing.

(6) To adjust pro forma provision for income taxes to reflect an effective rate of 40%.

(iii)  Pro Forma Financial Information

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
FOR THE YEAR ENDED JUNE 30, 2003

(Amounts in thousands)

	Historical CVR	CVR Acquisition Adjustments		Pro Forma CVR

REVENUES	$17,337	$3,198	(2)	$20,535

COSTS OF OPERATIONS:
Costs of services	10,849	1,731	(2)	12,580
Provision for doubtful accounts	1,012	115	(2)	1,127
Equipment leases	108	—		108
Depreciation and amortization	2,340	(642	)(4)
	—	481	(2)
	—	107	(5)	2,286
Total costs of operations	14,309	1,792		16,101

Gross profit	3,028	1,406		4,434

CORPORATE OPERATING EXPENSES	2,214	—		2,214

Income from company operations	814	1,406		2,220

EQUITY IN EARNINGS OF UNCONSOLIDATED PARTNERSHIPS	406	(406	)(2)	—
Operating income	1,220	1,000		2,220

		2,063	(1)
		141	(2)
INTEREST EXPENSE, net	556	(697	(3)	2,063

Income (loss) before income taxes	664	(507)		157

PROVISION (BENEFIT) FOR INCOME TAXES	(123)	186	(6)	63

Net income (loss)	$787	$(693)		$94

NOTES TO PRO FORMA CONDENSED STATEMENT OF INCOME  (Unaudited)

The unaudited pro forma condensed statement of income is based on the historical statements of income for the year ended June 30, 2003 and is presented as if the acquisition of CVR in April 2003 had been consummated on July 1, 2002.  The historical information of the acquisition has been recast to conform with the Company’s fiscal year ended June 30, 2003.

The pro forma condensed statement of income for the year ended June 30, 2003 reflects the following acquisition adjustments:

(1) To record interest expense for acquisition financing.

(2) To consolidate three CVR joint ventures in which IHC purchased a 100% membership interest.

(3) To eliminate CVR interest expense resulting from the Company paying off all debt in the acquisition.

(4) To eliminate CVR goodwill amortization.

(5) To record amortization for acquired other intangible assets amortized on a straight line basis over a 30 year life.

(6) To record the estimated tax effect on the above entries using an effective rate of 40%.